Exhibit 99.1

FOR IMMEDIATE RELEASE

Supreme Industries Reports

Second-Quarter and First-Half 2008 Financial Results

Goshen, Ind.—Aug. 12, 2008—Supreme Industries, Inc. (AMEX: STS), a leading manufacturer of specialized commercial vehicles, including truck bodies, shuttle buses, armored vehicles and luxury motorcoaches, today announced financial results for its second quarter and first half ended June 28, 2008.

The Company continues to be affected by a significant industry-wide downturn. The softening trend that began in early 2007 has intensified and is expected to continue through 2008, and perhaps beyond, depending upon the general economic environment. As a result, second-quarter 2008 net sales declined 14.6 percent to $75.3 million, compared with $88.2 million in last year’s second quarter. Gross profit margin, as a percentage of net sales, was 9.8 percent for the quarter, versus 12.6 percent for the same period last year. The decline reflected lower sales volume and product pricing pressures, which resulted in increases for all components of cost of sales. Net income in the quarter declined to $216,579, or $0.02 per diluted share, versus $2.0 million, or $0.16 per diluted share, reported in the 2007 second quarter.

President Robert W. Wilson stated: “In addition to the widespread malaise persisting throughout the retail truck market, a major fleet customer cancelled orders for $2.6 million. This was due to a significant reduction in OEM chassis availability caused by two labor strikes that have since been resolved. While chassis availability has improved, the concern remains as OEM chassis production schedules are subject to change.”

Net sales for the first six months of 2008 totaled $151.2 million, a 12.1 percent decrease from the $172.1 million reported in the comparable year-ago period. The sales decline in both the quarterly and six-month periods was primarily related to reduced sales in the Company’s largest product group—core dry freight trucks—which declined 22.6 percent year over year. This was partially offset by strong sales growth in Supreme’s bus division. Gross profit margin declined to

Supreme Industries, Inc.

2581 East Kercher Road • PO Box 463 • Goshen, IN 46527

9.9 percent of sales in the first half of 2008, compared with 11.7 percent of net sales in the first six months of 2007. Net income was down during the six-month period to $443,093 from the $3.0 million generated last year. Earnings per diluted share were $0.03 for the first six months of 2008, compared with $0.23 for the same period in 2007.

Selling, general and administrative (SG&A) expenses for the second quarter and first half of 2008 decreased 7.4 percent to $7.0 million, and 3.7 percent to $14.0 million, respectively. The decrease in SG&A is primarily attributable to increased cooperative marketing credits the Company received from chassis manufacturers, as well as reduced incentive compensation. Interest expense declined slightly as a result of lower interest rates and working capital requirements related to the decreased sales volume.

Long-term debt was flat at approximately $29.0 million compared with the beginning of the year. Stockholders’ equity totaled $73.8 million, or $5.68 per share, at June 28, 2008, versus $75.5 million, or $5.84 per share, at Dec. 29, 2007. Working capital totaled $57.0 million at June 28, 2008, compared with $58.5 million at year-end 2007. The working capital ratio at second-quarter-end was 4.0 to 1, up from the 3.3 to 1 reported at the end of last year.

Sales backlog at the end of the 2008 second quarter stood at $73.6 million, up from $72.2 million at the end of the 2007 second quarter. Not included in the backlog was an order received subsequent to quarter-end for armored vehicles, valued at $4.2 million, as part of the Company’s long-term contract with the U.S. Department of State to provide armor-plated Suburbans for U.S. embassies around the world.

Wilson added: “Although the truck market conditions continue to be extremely weak, Supreme’s strategy of diversifying and expanding product lines has helped to abate the downturn. For example, as a result of higher fuel costs and other economic factors, our StarTrans® bus division has benefited from greater usage of mass transit and recorded a 20.6 percent increase in sales for the quarter and a 16.5 percent increase for the half.”

He continued: “Supreme has weathered a number of downturns throughout its history and, when the current cycle inevitably rebounds, the Company expects to emerge stronger than ever. Furthermore, the dramatic decrease in business activity is likely creating pent-up demand.

“We believe that we have at least maintained market share for our core products and continue to invest in marketing, sales training and extensive product development. However, until a sustainable upward cycle is apparent, we are executing a modified strategic plan, including, among other factors, considerable cost reduction and diligent asset management. Our management team is reducing operating expense by approximately $4.1 million on an annualized basis. However, the benefits of the cost reductions will not be fully realized until the fourth quarter. Additional reductions have been identified and will be implemented if business conditions dictate.

“One program, which has been ongoing for more than 18 months, is the redesign of our van body,” Wilson continued. “Designated the ‘Signature Body,’ this product line is designed to be built more efficiently at a comparable cost with enhanced features. As a result, we expect to improve inventory turns and reduce the lead-time required to deliver finished products. The new Signature Body will be in production in the fourth quarter, with anticipated benefits beginning in late 2008 and fully realized in 2009.

“The Supreme Board of Directors has elected to temporarily suspend the quarterly cash dividend paid on outstanding Class A and Class B Common Stock. The target quarterly dividend rate continues to be $0.095 per share. However, reinstating the target dividend rate is subject to the return of more favorable business conditions and improved financial performance; future cash dividends may be declared at varying per-share levels. In lieu of a cash dividend, the Board recently announced a two percent (2%) quarterly stock dividend and intends to continue the stock dividend until such time that cash dividends are resumed,” Wilson concluded.

A live webcast of Supreme Industries’ earnings conference call can be heard today, Tuesday, Aug. 12, 2008, at 4:30 p.m. Eastern Time at http://www.supremeind.com. Those unable to participate in the live conference call may access a replay available on the Company’s website for 30 days.

To be added to Supreme Industries’ e-mail distribution list, please click on the link below:

http://www.clearperspectivegroup.com/clearsite/sts/emailoptin.html

About Supreme

Supreme Industries, Inc. (STS), is a nationwide manufacturer of specialized truck bodies produced to the specifications of its customers. Supreme also manufactures special-purpose “shuttle-type” buses, armored vehicles and luxury motorcoaches. The Company’s transportation equipment products are used by a wide variety of industrial, commercial, law enforcement and Homeland Security customers.

News releases and other information on the Company are available on the Internet at:
http://www.SupremeInd.com or http://www.b2i.us/irpass.asp?BzID=1482&to=ea&s=0

This report contains forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), other than historical facts, which reflect the view of the Company’s management with respect to future events. When used in this report, words such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” and similar expressions, as they relate to the Company or its plans or operations, identify forward-looking statements. Such forward-looking statements are based on assumptions made by and information currently available to the Company’s management. Although management believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations are reasonable, and it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from such expectations include, without limitation, limitations on the availability of chassis on which the Company’s product is dependent, availability of raw materials, raw material cost increases, and severe interest rate increases. Furthermore, the Company can provide no assurance that such raw material cost increases can be passed on to its customers through implementation of price increases for the Company’s products. The forward-looking statements contained herein reflect the current views of the Company’s management with respect to future events and are subject to those factors and other risks, uncertainties and assumptions relating to the operations, results of operations, cash flows and financial position of the Company. The Company assumes no obligation to update the forward-looking statements or to update the reasons actual results could differ from those contemplated by such forward-looking statements.

CONTACT:

Supreme Industries, Inc.
Robert W. Wilson, 574-642-4888
President and Chief Operating Officer

—FINANCIAL TABLES FOLLOW—

Supreme Industries, Inc. and Subsidiaries

Consolidated Statements of Income

	Three Months Ended		Six Months Ended
	June 28,	June 30,	June 28,	June 30,
	2008	2007	2008	2007
Revenue:
Net sales	$75,307,068	$88,161,027	$151,231,424	$172,053,010
Cost of sales	67,907,997	77,071,811	136,241,215	151,992,408

Gross profit	7,399,071	11,089,216	14,990,209	20,060,602

Selling, general and administrative expenses	7,041,110	7,599,884	13,989,722	14,529,631
Other income	(264,563)	(139,164)	(509,511)	(229,141)

Operating income	622,524	3,628,496	1,509,998	5,760,112

Interest	530,945	667,819	1,116,905	1,410,990

Income before income taxes	91,579	2,960,677	393,093	4,349,122

Income taxes (benefit)	(125,000)	917,000	(50,000)	1,341,000

Net income	$216,579	$2,043,677	$443,093	$3,008,122

Earnings per share (EPS):
Basic	$0.02	$0.16	$0.03	$0.23
Diluted	0.02	0.16	0.03	0.23

Shares used in the computation of EPS:
Basic	13,283,418	13,079,940	13,234,366	13,027,906
Diluted	13,453,276	13,160,582	13,370,880	13,127,704

Cash dividends per share	$0.095	$0.095	$0.19	$0.19

Supreme Industries, Inc. and Subsidiaries Consolidated Condensed Balance Sheets

	June 28,	Dec. 29,
	2008	2007

Assets
Current assets	$76,219,003	$83,924,707
Property, plant and equipment, net	47,253,822	47,429,725
Intangible assets, net	1,347,706	1,371,891
Other assets	60,487	64,860

Total assets	$124,881,018	$132,791,183

Liabilities
Current liabilities	$19,191,759	$25,399,279
Long-term debt	28,865,890	29,002,718
Deferred income taxes	2,589,055	2,589,055
Other long-term liabilities	393,227	333,046
Total liabilities	51,039,931	57,324,098
Total stockholders’ equity	73,841,087	75,467,085

Total liabilities and stockholders’ equity	$124,881,018	$132,791,183

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